News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics Board Approves Dividend

CHICAGO – December 16, 2004 — Methode Electronics, Inc. (Nasdaq: METH) announced today the Board of Directors has declared a quarterly dividend of $0.05 per share for the quarter ended October 31, 2004 to be paid on January 31, 2005 to common stockholders of record at the close of business on January 14, 2005.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.